Amendment No. 3 dated

November 17, 2023 to

SCHEDULE A

to the Distribution Agreement

among VELA Funds,

VELA Investment Management, LLC and

Ultimus Fund Distributors, LLC dated September 22, 2020, as amended

Fund Portfolio(s)

VELA Small Cap Fund VELA Large Cap Plus Fund VELA International Fund

VELA Income Opportunities Fund

VELA Short Duration Fund

The parties have duly executed this Amendment No. 3 to Schedule A as of the date first written above.

	VELA Investment Management, LLC		Ultimus Fund Distributors, LLC
By:	/s/ RH Dillon	By:	/s/ Kevin Guerette
Name:	R H Dillon	Name:	Kevin Guerette
Title:	Chief Executive Officer	Title:	President

VELA Funds on its own behalf and on behalf of the Funds
/s/ Jason Job
Name:	Jason Job
Title:	President